EX 10.16


                            FOURTH AMENDMENT TO LEASE


         WHEREAS, Alexander H. McNeil, Trustee of First Stone Ridge Nominee Trust III, under a Declaration of Trust dated May 25, 1988 and registered with the Norfolk County Registry District of the Land Court as Document No. 545593 (the "Landlord") entered into a lease dated February 13, 1991 (the "Lease") with Groundwater Technology, Inc. (the "Tenant"); and

         WHEREAS, on May 24, 1991, the Landlord and Tenant executed a First Amendment to Lease; and,

         WHEREAS, on August 20, 1991, the Landlord and Tenant executed a Second Amendment to Lease; and,

         WHEREAS, on November 28, 1994, the Landlord and Tenant executed a Third Amendment to Lease; and,

         WHEREAS, on March 28, 1995, River Ridge Limited Partnership, a Massachusetts limited partnership succeeded to the interest of the Landlord under the Lease; and

         WHEREAS, the Landlord and Tenant desire to further amend the Lease,

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and in the Lease contained, the parties hereto hereby agree to the following changes in the Lease which shall become effective May 31, 1996:

         1. Effective May 31, 1996, the Lease as it pertains to Suite 103 shall terminate and shall have no further force or effect, provided that, each party shall remain responsible for its obligations under the Lease which accrue prior to May 31, 1996.

         2.       On or before May 31, 1996, Tenant shall vacate Suite 103.

         3. The description of the Premises set forth in Exhibit I of the Lease is amended to read as follows:

                  Suite 102, Suite 110 and Suite 300 together consisting of approximately 40,340 rentable square feet.







         4. Basic Rent, as set forth in Exhibit I, Article 5 is amended to read:


                                Year I    Years 2-4       Year 5     Years 6-11
                                ------    ---------       ------     ----------

                  Per Year          0    $546,996.00   $621,822.00   $597,032.00
                  Per Month         0    $ 45,583.00   $ 51,818.50   $ 49,752.67
                  Per Square Foot   0    $     14.80   $     14.80   $     14.80

5. The amount of the Tenant's Proportionate Building Share is amended to read:

                  Tenant Square Footage     40,340 = 40%
                                            ------
                  Building Square Footage   101,667


6. Capitalized terms not otherwise defined herein shall have the meaning for such terms ascribed in the Lease.


7. In all other respects, the terms and provisions of the Lease are hereby ratified and confirmed and remain in full force and effect.

         IN WITNESS WHEREOF, the Landlord and Tenant have executed this Fourth Amendment to Lease as an instrument under seal this 31st day of May, 1996.


                           LESSOR:  RIVER RIDGE LIMITED PARTNERSHIP
                                    a Massachusetts Limited Partnership
                                    By Ridge Stone Corporation
                                    Its General Partner


                                    By  /s/Paul E. Tryder
                                       ---------------------------------
                                        Paul E. Tryder, President


                           TENANT:  GROUNDWATER TECHNOLOGY, INC.


                                    By  /s/Mary Stack
                                      ----------------------------------
                                        Mary Stack, Corporate Controller

                                      -2-